Exhibit 5

SIMPSON THACHER & BARTLETT

425 LEXINGTON AVENUE
NEW YORK, NEW YORK 10016

July 9, 2001

Bowne & Co., Inc.

345 Hudson Street
New York, New York 10014

Ladies and Gentlemen:

      We are acting as counsel to Bowne & Co., Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 (the “Registration Statement”) of 3,000,000 shares of Common Stock, par value $.01 per share (the “Shares”), of the Company issuable under the Bowne & Co., Inc. 2000 Stock Incentive Plan (the “Plan”).

      We have examined the Registration Statement, the Plan and the form of prospectus related to the Plan. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

      In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

      Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when appropriate action has been taken by the Board of Directors or an appropriate committee of the Board of Directors of the Company and when such Shares have been issued and sold and the purchase price paid therefor, any newly issued Shares to be acquired by participants in the Plan will be validly issued, fully paid and nonassessable.

      We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

      This opinion is rendered to you in connection with the above described transaction. This opinion may not be relied upon by you for any purpose, or relied upon by or furnished to, any other person, firm or corporation without our prior written consent.

      We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett

SIMPSON THACHER & BARTLETT

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